Exhibit 5.1

REEDER & SIMPSON, P.C.
ATTORNEYS AT LAW

P.O. Box 601	Telephone: +1-692-625-3602
RRE Commercial Center	Email: dreeder@ntamar.net
Majuro, MH 96960	r.simpson@simpson.gr

November 26, 2014

Ladies and Gentlemen:

Re: DHT Holdings, Inc.  (the “Company”)

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We are acting as special RMI counsel for the Company, a RMI corporation, in connection the Registration Statement on Form F-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 30, 2014 and all amendments thereto (such registration statement as so amended, being hereinafter referred to as the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of $150,000,000.00 aggregate principal amount of 4.5% Convertible Senior Notes due 2019 (the “Notes”) and the Common Stock, par value $0.01 per share, of the Company issuable upon conversion of the Notes (the “Common Stock”).

In connection with this opinion, we have examined originals, facsimiles or electronic versions, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture (the “Indenture”), dated September 15, 2014, between the Company and the trustee named therein, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated September 15, 2014, between the Company and the trustee named therein, and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, a specimen form of the Notes issued pursuant to the Indenture.  We have also made such examinations of matters of law as we deemed necessary in connection with the opinions expressed herein.

We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may affect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion as follows:

The shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized and validly reserved for issuance upon conversion of the Notes, and such shares, when issued and delivered upon such conversion in the manner provided in the Indenture, will be validly issued and fully paid and non-assessable.

The Notes and the Indenture and First Supplemental Indenture have been duly authorized, executed and delivered by the Company.

The Notes constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and the First Supplemental Indenture, enforceable against the Company in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

The Indenture and First Supplemental Indenture each constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principals of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson, P.C.